Exhibit 99.3

Noble Innovations, Inc. Announces Exclusive Partnership with Zoppas Industries for Its Heating Element Technology

Tuesday September 30, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. (OTCBB: NOBV - News) announced today that the company has entered into an exclusive partnership with Zoppas Industries, headquartered in Italy. Zoppas' plant in San Luis Potosi, S.L.P. Mexico produces Noble’s heating elements, an integral part of the Jalix® heating chamber in the Viridian® Truly Tankless Electric Water Heater.

James Cole, President and CEO of Noble Innovations, said, “I am pleased to announce this exclusive arrangement between our companies. We have been working with the engineers at Zoppas Industries for over a year developing the processes necessary to produce the best element available today for the heating of water in a tankless water heater. This exclusive partnership agreement is a key step in the production of the Viridian Truly Tankless Water Heater.” Cole went on to say, “Since the successful development of the Viridian heating element Zoppas has been supplying not only the element but also assembling that element into the completed Jalix components.”

According to Jake Kaylor, Director of Sales and Marketing - North America for Zoppas, “We are very excited to be providing what we believe to be the top of the line heating element for Noble Innovations, Inc. These elements, once assembled into the Jalix®, become the heart of the Viridian Water Heater. Our partnership agreement with Noble assures both companies of a growing business arrangement that will continue to develop as the demand for Viridians sold throughout the world increases.”

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as “green-conscious.” Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. The company’s first product is the new Viridian® high-quality, whole house, electric tankless water heater. For more information, see www.ViridianTankless.com.

About Zoppas Industries

Headquartered in Vittorio Veneto, Italy, Zoppas Industries Heating Elements Technologies boasts experience of over 40 years in design and production of not only heating elements but also complete heating systems. Zoppas has over 30 manufacturing facilities located throughout the world. Its location in San Luis Potosi, Mexico, boasts nearly 300,000 square feet of manufacturing, marketing, sales and administration. It is an ISO 9001, UL certified operation that produces heating elements for the North America, and other markets. Thanks to its business units’ high specialization in the different application areas from major to small domestic appliances and from comfort conditioning to the industrial market, Zoppas Industries Group has solid competence and steady innovation in developing products and services in all areas of heaters and electronic controls. For more information, see www.zoppas-industries.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be “forward-looking statements.”

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: actual “green” products being identified and produced; Noble’s ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays and any other difficulties related to Noble’s business plan, risks and effects of legal administrative proceedings and governmental regulations; future financial operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble’s underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Noble Innovations, Inc., Phoenix
James A. Cole, 602-455-0507
Fax: 602-233-3434
jcole@noblecares.com